As filed with the Securities and Exchange Commission on November 8, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.
(Exact name of Registrant as specified in its charter)

Republic of France	None

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

157-159 Anatole France
Levallois-Perret
France 92300
(Address, including zip code, of Registrant’s principal executive offices)

STOCK SUBSCRIPTION WARRANTS
(Full titles of the Plans)

Clifton Thomas Weatherford
Chief Financial Officer
Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Steven V. Bernard, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share	Offering Price	Fee

Ordinary Shares, nominal value 0.10 euros per share(1)	45,000	$30.44 (3)	$1,369,800 (3)	$126.02

(1)	American Depositary Shares evidenced by American Depositary Receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 33-83164).

(2)	This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Stock Subscription Warrants by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of Business Objects S.A.

(3)	Estimated in accordance with Rule 457(h) for the purpose of calculating the registration fee, based on the actual price at which the Ordinary Shares issuable pursuant to the Stock Subscription Warrants may be purchased (36.13 euro per share) converted into U.S. Dollars using the Noon Buying Rate on June 11, 2001 of $0.8425.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

     This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 45,000 of the Registrant’s Ordinary Shares to be issued to Messrs. Bernard Charlès, Albert Eisenstat and Arnold Silverman pursuant to stock subscription warrants.

Item 3. Incorporation of Documents by Reference.

     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

3.	The Registrant’s Current Report on Form 8-K filed on September 6, 2002.

4.	The Registrant’s Current Report on Form 8-K/A filed on November 6, 2002.

5.	The description of Registrant’s Ordinary Shares, nominal value 0.10 euros per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-24720).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     The Registrant maintains liability insurance for its directors and principal executive officers, including insurance against liabilities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a written agreement with each of its directors and officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

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Item 8. Exhibits.

Exhibit
Number	Description of Document

4.1(1)	Form of Deposit Agreement, as amended and restated on December 30, 1998, among Business Objects S.A., the Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including Exhibit A to the Deposit Agreement).
4.2	Stock Subscription Warrant for Bernard Charlès.
4.3	Stock Subscription Warrant for Albert Eisenstat.
4.4	Stock Subscription Warrant for Arnold Silverman.
5.1	Opinion of Shearman & Sterling as to the validity of the Ordinary Shares.
23.1	Consent of Ernst & Young LLP, independent accountants.
23.2	Consent of Shearman & Sterling (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 4.0 to the Registrant’s 1998 Annual Report on Form 10-K filed with the Commission.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on November 8, 2002.

BUSINESS OBJECTS S.A.

By:	/s/ Bernard Liautaud Bernard Liautaud, Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard Liautaud and Clifton T. Weatherford and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed on November 8, 2002, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Bernard Liautaud Bernard Liautaud	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 8, 2002

/s/Clifton T. Weatherford Clifton T. Weatherford	Chief Financial Officer and Senior Group Vice President (Principal Financial and Accounting Officer)	November 8, 2002

/s/ Bernard Charlès Bernard Charlès	Director	November 8, 2002

/s/ Arnold N. Silverman Arnold N. Silverman	Director	November 8, 2002

/s/ Albert Eisenstat Albert Eisenstat	Director	November 8, 2002

/s/ John Olsen John Olsen	Director	November 8, 2002

Jerry Held	Director

Index to Exhibits

Exhibit
Number	Description of Document

4.1(1)	Form of Deposit Agreement, as amended and restated on December 30, 1998, among Business Objects S.A., the Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including Exhibit A thereto).
4.2	Stock Subscription Warrant for Bernard Charlès.
4.3	Stock Subscription Warrant for Albert Eisenstat.
4.4	Stock Subscription Warrant for Arnold Silverman.
5.1	Opinion of Shearman & Sterling as to the validity of the Ordinary Shares.
23.1	Consent of Ernst & Young LLP, independent accountants.
23.2	Consent of Shearman & Sterling (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 4.0 to the Registrant’s 1998 Annual Report on Form 10-K filed with the Commission.

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